Exhibit 99.1

PRESS RELEASE

Contact:	David Young
TESSCO Technologies Incorporated
Acting Chief Financial Officer
(410) 229-1380
young@tessco.com

For immediate release

TESSCO Reports 35% Revenue Growth in Core Commercial and Government Markets

Earnings per Share $0.26 in Fiscal Third Quarter

HUNT VALLEY, MARYLAND, JANUARY 18, 2006 - TESSCO Technologies Incorporated (Nasdaq:TESS), a value-added supplier of the product solutions needed to design, build, run, maintain or use wireless systems, today reported earnings for the third quarter ended December 25, 2005.

Chairman, President and CEO Robert B. Barnhill commented: “This was an excellent quarter; earnings per share reached $0.26 as a result of 35 percent core revenue growth and sequentially reduced operating expenses.  We achieved these results despite the anticipated significant revenue loss associated with the transition of a major consumer-direct affinity business relationship. This transition successfully transfered the business generated from the TESSCO operated web stores and order fulfillment back to the carrier. We have emerged strong and energized to continue our journey of building shareowner value.”

The following summarizes the performance for the quarter:

•                  Total revenues for the third quarter of fiscal year 2006 decreased 30 percent over the same period last year to $94.8 million.  This 30 percent decrease is due to a 97 percent decrease in consumer revenues attributable to the transition of the affinity relationship, partially offset by a 35 percent increase in commercial and government revenues.

•                  Third quarter 2006 net income was $1.1 million, or $0.26 per diluted share, compared to last year’s third quarter net income and diluted earnings per share of $1.7 million and $0.40, respectively.

•                  Core revenues from our commercial and government markets grew 35 percent over last year’s third quarter and 17 percent sequentially.

•                  Total monthly buyers and purchases per customer grew 17 percent and 20 percent, respectively, year-over-year.

•                  Revenues from the self-maintained user, government and reseller channels grew 43 percent year-over-year.

•                  Monthly buyers and purchases per customer in this market grew 20 percent and 24 percent, respectively, year-over-year.

•                  Revenues from public carriers and network operators showed a 12 percent increase year-over-year.

•                  Monthly buyers and purchases per customer in this market increased 2 percent and 16 percent, respectively, year-over-year.

•                  Network infrastructure product sales and gross profits increased year-over-year 23 percent and 16 percent, respectively, primarily driven by sales in fixed wireless broadband products, antenna systems, and tower site support products.

•                  Mobile devices and accessories product sales and gross profits in our commercial and government markets increased year-over-year 79 percent and 58 percent, respectively, primarily as a result of increased sales of accessory products to carrier and independent retail customers.  During the third quarter, TESSCO began supplying several new wireless carrier customers, including one large Tier 1 national carrier.

•                  The growth in mobile devices and accessories was also driven by strong growth in sales of two-way radio equipment, mounts and antennas.

•                  Installation, test and maintenance product sales and gross profits increased year-over-year 10 percent and 39 percent, respectively.  The increase in revenues was driven by increased sales of test equipment, tools, shop supplies and safety equipment.

•                  The increase in gross profits and gross profit margin was primarily driven by our expanded major repair components relationship, which, beginning this fiscal year, includes significant sales accounted for on a net basis.

•                  Gross profit margin was 25.3 percent compared to 18.0 percent last year. Last year’s gross profit margin was impacted by the high volume, low margin handsets driven by the now transitioned affinity relationship.

•                  Selling, general and administrative expenses increased 2 percent year-over-year, primarily due to investments in business generation, partially offset by decreased freight costs.  Expenses decreased 14 percent sequentially due to decreased freight and other operating expense reductions associated with the transition of the affinity relationship.

•                  Cash used in operating activities during the quarter was $2.2 million, which was driven by increases in trade accounts receivable and product inventories, partially offset by increases in accounts payable and accrued expenses.

•                  At the end of the quarter, net borrowings on our revolving credit facility were $3.6 million.  Our policy is to use all excess available cash to pay down balances on this facility, and therefore, we had no cash balance at the end of the quarter.

Performance Summary Year-To-Date:

When considering year-over-year comparisons for the fiscal year-to-date, it is important to note, as discussed above, that late in the second quarter of this fiscal year, we transitioned out a major affinity relationship, which had been responsible for significant revenues over the entire nine-month period of the previous fiscal year.

•                  Revenues for the first nine months of fiscal year 2006 totaled $380.8 million, up 5 percent over the first nine months of fiscal year 2005 and included a 22 percent increase in commercial and government sales.  Total gross profits in the first nine months of fiscal year 2006 totaled $78.4 million, a 12 percent growth over the prior-year period.

•                  Net income for the first nine months of fiscal year 2006 was $4.1 million, or $0.95 per diluted share, compared to $4.8 million and $1.08 per diluted share for the same period of fiscal year 2005.

•                  Net income declined 15 percent, while diluted earnings per share decreased 12 percent.

•                  Total commercial and government revenues and gross profits increased 22 percent and 24 percent, respectively.

•                  Consumer sales and gross profits decreased 16 percent and 18 percent, respectively, due to the transition discussed above.

•                  Expenses increased 16 percent largely driven by:

•                  Increased freight costs;

•                  Marketing and people costs related to expanded business generation activities and programs; and

•                  Start-up expenses, primarily incurred during the first quarter of fiscal 2006, related to our new Configuration, Fulfillment and Delivery order processing system.

Mr. Barnhill continued, “Overall, we had an outstanding quarter.  We believe that the strong growth in each of our lines of business and core commercial and government markets demonstrate our ability to execute our value proposition and our initiatives to build share in our diverse wireless markets.

TESSCO’s goal is to be Your Total Source® supplier of the product and supply chain solutions required to build, maintain or use wireless systems to a broad base of commercial and government customers. While increasing our base of customer relationships and expanding our product, service and solutions offerings, we are intensely focused on improving margins, returns and shareowner value.”

Stock Buyback Program

During the third quarter, TESSCO purchased an additional 101,700 shares of its outstanding common stock, for approximately $1.6 million, as part of its Stock Buyback Program.  As of December 25, 2005, 500,703 shares had been purchased under this program since it began in May 2003, at a total cost of $5.7 million, or at an average price of $11.44 per share.  Under the existing Stock Buyback Program, 399,297 shares currently remain available for repurchase.  The Program remains in effect, and no timetable has been set for the completion of the Program.  On December 25, 2005, approximately 4.1 million shares of common stock were outstanding.

Mr. Barnhill stated, “We still believe that our recent share price does not accurately reflect the value and future prospects of TESSCO.  Therefore, we believe that the repurchase of our shares, when appropriate, is an excellent use of funds to enhance shareholder value.”

Business Outlook

The following statements and the statements above made by Robert Barnhill as to anticipated results and future prospects, are based on current expectations and analysis. These statements are forward-looking, and actual results may differ materially.

Considering the progress of the business generation initiatives underway which helped drive the third quarter’s sequential commercial and government revenue growth, and assuming that these trends continue, TESSCO now estimates that for the fourth quarter ending March 26, 2006, earnings per share will be in the range of $0.20 to $0.25, and thus, earnings per share for this fiscal year are expected to be in the range of $1.15 - $1.20.

A conference call will be held on January 19, 2006, at 10 a.m. ET to discuss the financial results for the third quarter of fiscal year 2006.  The conference call will be Webcast live on the Internet at http://www.tessco.com.

TESSCO expects that its corporate representatives will meet privately during the quarter with investors, the media, investment analysts and others. At these meetings, TESSCO may reiterate the Business Outlook published in this press release. At the same time, TESSCO will keep this press release and Business Outlook publicly available on its Web site (www.tessco.com). However, the Business Outlook published in this press release reflects only the Company’s current best estimate and the Company assumes no obligation to update the information contained in this press release, including the Business Outlook, at any time.

About TESSCO

TESSCO Technologies Incorporated is a value-added supplier of the product solutions needed to design, build, run, maintain or use wireless systems. TESSCO is committed to delivering, fast and complete, the product needs of wireless system operators, program managers, contractors, resellers, and self-maintained utility, transportation, enterprise and government organizations. As Your Total Source® supplier of mobile and fixed-wireless network infrastructure products, mobile devices and accessories, and installation, test and maintenance equipment and supplies, TESSCO assures customers of on-time availability, while streamlining their supply chain process and lowering inventories and total costs. To learn more, please visit TESSCO.com.

Forward-Looking Statements

This press release may contain forward-looking statements. These forward-looking statements may generally be identified by the use of the words “may,” “will,” “expects,” “anticipates,” “believes,” “estimates,” and similar expressions and involve a number of risks and uncertainties. For a variety of reasons, actual results may differ materially from those described in or contemplated by any such forward-looking statement. Consequently, the reader is cautioned to consider all forward-looking statements in light of the risks to which they are subject.

We are not able to identify or control all circumstances that could occur in the future that may adversely affect our business and operating results.  Included among the risks that could lead to a materially adverse impact on our business or operating results are the termination or non-renewal of limited duration agreements or arrangements with our vendors and affinity partners which are typically terminable by either party upon several months notice; loss of significant customers or relationships, including affinity relationships; loss of customers either directly or indirectly as a result of consolidation among large wireless service carriers and others within the wireless communications industry; the strength of the customers’, vendors’ and affinity partners’ business; economic conditions that may impact customers ability to fund purchase of our products and services; our dependence on a relatively small number of suppliers and vendors, which could hamper our ability to maintain appropriate inventory levels and meet customer demand; failure of our information technology system or distribution system; technology changes in the wireless communications industry, which could lead to significant inventory obsolescence and/or our inability to offer key products that our customers demand; third-party freight carrier interruption; increased competition from competitors, including manufacturers or national and regional distributors of the products we sell and the absence of significant barriers to entry which could result in pricing and other pressures on profitability and market share; the possibility that, for unforeseen reasons, we may be delayed in entering into or performing, or may fail to enter into or perform, anticipated contracts or may otherwise be delayed in realizing or fail to realize anticipated revenues or anticipated savings; and inability to protect certain intellectual property, including systems and technologies on which we rely.

TESSCO Technologies Incorporated

Consolidated Statements of Income

	Fiscal Quarters Ended			Nine Months Ended
	December 25, 2005	December 26, 2004	September 25, 2005	December 25, 2005	December 26, 2004
	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Revenues	$94,811,900	$135,825,100	$137,632,800	$380,768,000	$362,119,800
Cost of goods sold	70,849,000	111,420,400	109,266,200	302,416,400	292,344,200
Gross profit	23,962,900	24,404,700	28,366,600	78,351,600	69,775,600
Selling, general and administrative expenses	22,004,200	21,569,300	25,543,500	71,507,500	61,867,900

Income from operations	1,958,700	2,835,400	2,823,100	6,844,100	7,907,700

Interest, net	125,600	37,100	29,100	192,700	114,400
Income before provision for income taxes	1,833,100	2,798,300	2,794,000	6,651,400	7,793,300

Provision for income taxes	714,900	1,091,400	1,089,600	2,594,000	3,039,400

Net income	$1,118,200	$1,706,900	$1,704,400	$4,057,400	$4,753,900

Basic earnings per share	$0.27	$0.41	$0.40	$0.96	$1.10

Diluted earnings per share	$0.26	$0.40	$0.40	$0.95	$1.08
Basic weighted average shares outstanding	4,187,500	4,211,000	4,238,300	4,220,800	4,340,900
Diluted weighted average shares outstanding	4,263,000	4,233,700	4,300,300	4,280,100	4,406,300

TESSCO Technologies Incorporated

Consolidated Balance Sheets

	December 25, 2005	March 27, 2005
	(unaudited)	(audited)
ASSETS
Current Assets:
Cash and cash equivalents	$—	$3,880,800
Trade accounts receivable, net	44,251,600	60,907,400
Product inventory	49,048,800	60,832,600
Deferred tax asset	2,170,000	2,170,000
Prepaid expenses and other current asset	2,903,200	2,828,400
Total current assets	98,373,600	130,619,200

Property and Equipment, Net	25,443,200	26,193,000
Goodwill, Net	2,452,200	2,452,200
Other Long-Term Assets	1,182,700	1,292,800
Total assets	$127,451,700	$160,557,200

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Trade accounts payable	$42,820,200	$82,618,000
Accrued expenses and other current liabilities	7,212,500	6,638,400
Revolving credit facility	3,561,000	—
Current portion of long-term debt	444,000	362,600
Total current liabilities	54,037,700	89,619,000

Deferred Tax Liability	3,536,700	3,561,300
Long-Term Debt, Net of Current Portion	4,647,800	5,000,700
Other Long-Term Liabilities	1,468,900	1,554,100
Total liabilities	63,691,100	99,735,100

Shareholders’ Equity:
Preferred stock	—	—
Common stock	49,300	48,900
Additional paid in capital	24,496,800	23,578,600
Treasury stock, at cost	(9,521,100)	(7,454,400)
Retained earnings	48,706,400	44,649,000
Accumulated other comprehensive income	29,200	—
Total shareholders’ equity	63,760,600	60,822,100

Total liabilities and shareholders’ equity	$127,451,700	$160,557,200

TESSCO Technologies Incorporated

Supplemental Revenue and Gross Profit Results Summary

(Amounts in Thousands)	Network Infrastructure	Mobile Devices and Accessories	Installation, Test and Maintenance	Total
Quarter Ended December 25, 2005:

Commercial/Government Revenue:
Public Carriers and Network Operators	$15,090	$891	$4,530	$20,511
User, Governments and Resellers	26,981	32,217	12,816	72,014
Total Commercial/Government Revenue	42,071	33,108	17,346	92,525

Consumer Revenue	—	2,287	—	2,287
Total Revenue	$42,071	$35,395	$17,346	$94,812

Commercial/Government Gross Profit:
Public Carriers and Network Operators	$3,621	$236	$1,092	$4,949
User, Governments and Resellers	5,834	7,725	4,343	17,902
Total Commercial/Government Gross Profit	9,455	7,961	5,435	22,851

Consumer Gross Profit	—	1,112	—	1,112
Total Gross Profit	$9,455	$9,073	$5,435	$23,963

Change from the Quarter Ended December 26, 2004:

Commercial/Government Revenue:
Public Carriers and Network Operators	5.9%	18.2%	36.4%	11.9%
User, Governments and Resellers	34.9	81.0	2.6	43.2
Total Commercial/Government Revenue	22.8	78.5	9.7	34.8

Consumer Revenue	—	(96.6)	—	(96.6)
Total Revenue	22.8%	(58.7)%	9.7%	(30.2)%

Commercial/Government Gross Profit:
Public Carriers and Network Operators	7.4%	11.8%	45.8%	14.3%
User, Governments and Resellers	21.8	60.5	36.8	40.1
Total Commercial/Government Gross Profit	15.9	58.4	38.5	33.6

Consumer Gross Profit	—	(84.8)	—	(84.8)
Total Gross Profit	15.9%	(26.4)%	38.5%	(1.8)%

Change from the Quarter Ended September 25, 2005:

Commercial/Government Revenue:
Public Carriers and Network Operators	8.5%	34.6%	19.5%	11.7%
User, Governments and Resellers	7.5	36.1	7.4	18.6
Total Commercial/Government Revenue	7.8	36.0	10.3	17.0

Consumer Revenue	—	(96.1)	—	(96.1)
Total Revenue	7.8%	(57.3)%	10.3%	(31.1)%

Commercial/Government Gross Profit:
Public Carriers and Network Operators	13.1%	21.0%	15.9%	14.0%
User, Governments and Resellers	(0.2)	23.3	9.0	11.2
Total Commercial/Government Gross Profit	4.5	23.3	10.3	11.8

Consumer Gross Profit	—	(86.0)	—	(86.0)
Total Gross Profit	4.5%	(37.0)%	10.3%	(15.5)%

(Amounts in Thousands)	Network Infrastructure	Mobile Devices and Accessories	Installation, Test and Maintenance	Total
Nine Months Ended December 25, 2005:

Commercial/Government Revenue:
Public Carriers and Network Operators	$43,241	$2,171	$12,698	$58,110
User, Governments and Resellers	72,791	78,644	35,805	187,240
Total Commercial/Government Revenue	116,032	80,815	48,503	245,350

Consumer Revenue	—	135,418	—	135,418
Total Revenue	$116,032	$216,233	$48,503	$380,768

Commercial/Government Gross Profit:
Public Carriers and Network Operators	$10,285	$598	$3,027	$13,910
User, Governments and Resellers	16,601	19,935	11,851	48,387
Total Commercial/Government Gross Profit	26,886	20,533	14,878	62,297

Consumer Gross Profit	—	16,055	—	16,055
Total Gross Profit	$26,886	$36,588	$14,878	$78,352

Change from the Nine Months Ended December 26, 2004:

Commercial/Government Revenue:
Public Carriers and Network Operators	1.3%	(12.0)%	3.7%	1.2%
User, Governments and Resellers	26.6	52.2	4.6	30.6
Total Commercial/Government Revenue	15.8	49.3	4.4	22.2

Consumer Revenue	—	(16.0)	—	(16.0)
Total Revenue	15.8%	0.4%	4.4%	5.1%

Commercial/Government Gross Profit:
Public Carriers and Network Operators	2.8%	(12.8)%	2.1%	1.9%
User, Governments and Resellers	21.4	43.1	32.1	32.3
Total Commercial/Government Gross Profit	13.6	40.5	24.7	24.0

Consumer Gross Profit	—	(17.9)	—	(17.9)
Total Gross Profit	13.6%	7.1%	24.7%	12.3%